EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-131394 on Form S-3 of our reports dated January 26, 2006, relating to the financial statements of Somanetics Corporation and to management’s report on the effectiveness of internal control over financial reporting included and incorporated by reference in the Annual Report on Form 10-K of Somanetics Corporation for the year ended November 30, 2005, and to the use of our reports dated January 26, 2006, appearing in the Prospectus, which is a part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
February 8, 2006